EXHIBIT 8

[SIDLEY AUSTIN BROWN & WOOD LLP LETTERHEAD]

June 16, 2004

Global Nutrition Solutions, Inc.

c/o Cargill, Incorporated

15615 McGinty Road West

Wayzata, MN 55391

Re:	Global Nutrition Solutions, Inc.
Amendment No. 1 to the Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to IMC Global Inc., a Delaware corporation (“IMC”), in connection with (i) the merger (the “Merger”), contemplated by, and defined and described in, the Agreement and Plan of Merger and Contribution, dated as of January 26, 2004 (the “Agreement”), by and among IMC, Global Nutrition Solutions, Inc., a Delaware corporation (“Newco”), GNS Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Newco (“GNS Acquisition Corp.”), Cargill, Incorporated, a Delaware corporation (“Cargill”), and Cargill Fertilizer, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cargill (“CFI”) and (ii) the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-114300) of Newco, initially filed with the Securities and Exchange Commission (the “SEC”) on April 8, 2004, as amended by Amendment No. 1 filed with the SEC on the date hereof (together with all exhibits thereto, the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 under the Securities Act of 1933, as amended (the “Act”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Agreement.

Our opinion is based upon an examination of the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis therefor, including, but not limited to, certain representation letters received by us from each of IMC and Cargill dated the date hereof and referring to this opinion letter (the “IMC Tax Certificate” and “Cargill Tax Certificate,” respectively). For purposes of this opinion letter, we have assumed (i) the validity and accuracy of the documents that we have examined, (ii) that the Merger will be consummated in the manner described in the Agreement and the Registration Statement, (iii) that the representations made by IMC in the IMC Tax Certificate and by Cargill in the Cargill Tax Certificate are true, correct and complete in all respects as of the date hereof

SIDLEY AUSTIN BROWN & WOOD LLP	CHICAGO

Global Nutrition Solutions, Inc.

June 16, 2004

and will continue to be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time), (iv) that the Merger will be reported by IMC, Newco, GNS Acquisition Corp., Cargill, CFI and the holders of IMC Common Stock and IMC Preferred Stock on their respective federal income tax returns in a manner consistent with the opinions set forth below and (v) that the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial decisions, administrative rulings and other applicable authorities, in each case as in effect on the date hereof. The statutory provisions, regulations, decisions, rulings and other authorities on which this opinion is based are subject to change, and such changes could apply retroactively.

Opinions of counsel represent only counsel’s best legal judgment and are not binding on the Internal Revenue Service (the “IRS”) or on any court. Accordingly, no assurance can be given that the IRS will not challenge the propriety of the opinion set forth herein or that such a challenge would not be successful.

Based on and subject to the foregoing,

(i) the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” is our opinion as to the material federal income tax consequences of the Merger to holders of IMC Common Stock and IMC Preferred Stock; and

(ii) in our opinion, the Merger will qualify for United States federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code.

We express no opinion other than as expressly stated above. We are furnishing this opinion to you in connection with the filing of the Registration Statement with the SEC and this opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our written permission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the references to us under the headings “Summary of the Proxy Statement/Prospectus—Material U.S. Federal Income Tax Consequences,” “Material U.S. Federal Income Tax Consequences” and “Legal Matters” therein. In giving this consent, we do

SIDLEY AUSTIN BROWN & WOOD LLP	CHICAGO

Global Nutrition Solutions, Inc.

June 16, 2004

not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC promulgated thereunder.

Sincerely,

/s/     Sidley Austin Brown & Wood LLP